UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a preliminary proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 10, 2014, FrontFour issued the following press release:

FRONTFOUR COMMENTS ON SENSIENT’S RECENT ANNOUNCEMENTS REGARDING RESTRUCTURING INITIATIVES AND PLANS TO REPURCHASE SHARES

Believes Announced Measures are Reactionary and Do Not Go Far Enough to Address Sensient’s Prolonged Underperformance

Sets Record Straight on FrontFour’s Efforts to Engage Sensient Before Nominating Directors

GREENWICH, Conn., March 10, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today issued an open letter to shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient”), commenting on Sensient’s recent corporate announcements and setting the record straight on FrontFour’s numerous attempts to speak with management and the Board of Directors (the “Board”) of Sensient before nominating four (4) nominees for election to the Board at Sensient’s 2014 annual meeting of shareholders.

The full text of the letter follows.

March 10, 2014

Dear Fellow Shareholders,

As you may know, FrontFour Master Fund, Ltd., together with its affiliates (“FrontFour”) is a significant shareholder of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient” or the “Company”). Our interests are directly aligned with yours, and we continue to believe that there is significant value to be realized at Sensient.  While we believe the recent corporate reforms announced by Sensient on March 4, 2014 are a step in the right direction, we believe these changes are entirely reactionary to our involvement and that there is still a great deal more to be accomplished.  Moreover, we have significant concerns in management’s ability to execute, and the Board’s ability to effectively oversee the Company’s largest restructuring effort in a decade, given the haste in which this plan was seemingly put together.

Since we announced our nomination of four (4) independent and highly qualified candidates for election to the Board of Directors (the “Board”) of Sensient at the 2014 annual meeting of shareholders (the “Annual Meeting”) and issued an open letter to shareholders on February 19, 2014 expressing our concerns with the underperformance of the Company, the Company has announced the following significant corporate developments:

•	Restructuring initiatives to eliminate underperforming operations, consolidate manufacturing facilities and improve efficiencies within the Company to achieve annual cost savings; and

•	Plans to repurchase up to 4% of the Company’s outstanding shares of common stock.

We believe these changes are in reaction to our nomination and are being undertaken clearly to attempt to appease shareholders in the midst of an election contest.  Ask yourself, would the Company have made these changes without our involvement?  We believe the answer is clear.  Consider that it was less than one month ago, on February 10, 2014, that President and CEO, Paul Manning, stated on the Company’s earnings call for the fourth quarter ended December 31, 2013, the following:

 “Well, specific to restructuring, we don’t have any plans for 2014 at this time, but really like any good company, we’re always looking to make improvements and I think we have a lot of improvements to be made in return on invested capital.  There is still a lot of improvements that we could make internally from a cost standpoint, whether it’s consolidations or looking at headcount in certain areas.  So I would tell you that anything is on the table, but again no definitive plans, as I’m sitting here right now.”

Shareholders require real and sweeping change on the Board, not just the appearance of change in reaction to the challenge of an election contest.  Accordingly, we have nominated four (4) independent and highly qualified candidates who we believe  have the right qualifications and experience necessary to assist the Board with addressing the challenges facing the Company and taking the necessary steps to enhance shareholder value.

We Do Not Believe that the Company’s Proposed Restructuring Plan or Share Repurchase Plan Goes Far Enough

Despite significant increases in capital expenditures over the past four years, the Company has failed to see returns above their cost of capital or margin expansion within its Flavors and Fragrances business.  Additionally, gross margins are approximately 1,000 basis points below its direct competitors.  As a result, the Company is significantly under-earning relative to its true “earnings power” and Sensient’s stock price has significantly underperformed over the past three (3) and five (5) years compared to its self-defined peer group, the Russell 2000 Index, and the Standard & Poor’s Midcap Specialty Chemicals Index.  In order to address the Company’s prolonged underperformance, we believe the Company must undertake a more robust restructuring plan to return value to shareholders and seek to reduce the Company’s cost structure by more than $20 to 25 million annually, as currently targeted by the Company.  Based on our extensive due diligence of Sensient, we believe that at least a $75 million annual cost savings opportunity exists through not only plant consolidation, but also streamlining of the Company’s organizational structure, procurement savings, price and product optimization, and the elimination of what we believe are excessive pension plans for the Company’s executive officers and Board members.  We also believe additional improvements can be made through targeted R&D spending, optimized capital allocation, and improved governance that holds management accountable and is performance-driven.

Given the stability of the Company’s underlying business, we further believe that the proposed share repurchase program could be increased significantly without threatening the Company’s investment grade credit rating. Based on our analysis of the Company, we believe the Company can buy back $350 million of common stock without impacting the Company’s credit rating, which would bring leverage to approximately 2.5 times before the impact of our cost savings plan.  This would preserve significant flexibility for the Company to continue to invest in its business and potentially make attractive bolt-on acquisitions.

FrontFour Has a Strong Track Record in Assisting Companies to Unlock Shareholder Value

During 2013, FrontFour catalyzed change and the significant unlocking of shareholder value in specialty chemical companies, Ferro Corporation (“Ferro”) and Zoltek Companies, Inc. (”Zoltek”).  In regards to our investment in Ferro, FrontFour successfully outlined a cost savings plan of over $100 million and the disposition of their money-losing solar paste business.  Our campaign was successful in securing investor support and led to FrontFour nominees serving on Ferro’s board of directors.  In September 2013, Ferro’s new CEO publicly announced the Company’s cost savings plan would exceed $100 million by fiscal year end 2015 and thus far Ferro’s management has consistently surpassed targeted milestones.  As a result, Ferro’s stock price has appreciated over 170% subsequent to FrontFour’s public involvement.  Importantly, FrontFour enjoys a terrific working relationship with Ferro’s management team and continues to be a sizeable shareholder of the Company as the management team embarks on the next leg of shareholder value creation.

In the case of Zoltek, after years of chronic operational underperformance, FrontFour as part of a larger investor group was able to amicably work with Zoltek’s board of directors in reaching a decision to seek strategic alternatives.  The strategic process culminated in the sale of the Company to Toray Industries for $16.75 per share, a 90% premium to FrontFour’s average cost basis.  The performance of FrontFour’s investments in Ferro and Zoltek handily outperformed Sensient’s 2013 share performance.

FrontFour Made Numerous Attempts to Speak to Management and Were Largely Ignored

In Sensient’s February 20, 2014 press release, issued in response to our nomination of directors, we believe the Board and management were dishonest to shareholders when they stated that FrontFour had never approached the Company to share its concerns about the Company’s results, financial condition, strategy or any other business issue.  To set the record straight, on August 1, 2013, FrontFour spoke to Sensient’s management at length about both the Company’s business and our concerns.  At the end of this conversation, we were assured that there would be continued dialogue and that Paul Manning would be visiting the New York area prior to the 2013 year end, to meet with investors and sell-side analysts.  If these meetings occurred, we were never invited.  Additionally, over the balance of 2013, FrontFour reached out to Sensient six (6) separate times, only to finally receive a phone call on January 2, 2014, informing us that the Company was in a blackout window and we would need to wait until the Company released its fourth quarter 2013 earnings.  On February 10, 2014, after the Company released its fourth quarter 2013 earnings, FrontFour reached out to Sensient and a conference call was scheduled for February 11, 2014.  However, on February 11, 2014, Sensient canceled that conference call and were subsequently unresponsive to our attempt to reschedule the call.  Accordingly, we were left with no other choice but to publicly share our concerns with our fellow shareholders and nominate directors for election at the Annual Meeting.

Our Nominees Have the Right Experience and Skills to Move Sensient in the Right Direction

Similar to our investment in Ferro, our objective in this election contest is very simple.  We want to set Sensient on a new path towards long-term shareholder value creation and believe the addition of our four (4) nominees to the Board can serve as the catalyst for much needed change at Sensient.  Our nominees include:

à
James R. Henderson – Mr. Henderson has substantial executive and financial experience advising, managing and serving as a director of various public companies, including serving as Chief Executive Officer of School Specialty, Inc. (“School Specialty”), a company that provides education-related products, programs and services, WebFinancial Corporation, the predecessor entity of Steel Partners Holdings L.P. (“Steel Holdings”), a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, WebBank, a wholly-owned subsidiary of Steel Holdings, and ECC International Corp. (“ECC”), a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, among others.  Mr. Henderson has also served on nine (9) public company boards.

à
James E. Hyman – Mr. Hyman has significant executive and related industry experience, currently serving as the President and Chief Executive Officer of TestAmerica Laboratories, Inc. (“TestAmerica”), the nation’s largest laboratory network providing advanced testing services for environmental assessment, monitoring and remediation serving major industrial corporations at over 90 locations in the U.S. and globally.  Since joining TestAmerica, the company has expanded operating margins by over 250 basis points, reduced debt by over 35%, and sold a non-core subsidiary.  Previously, Mr. Hyman served as Chairman and CEO of Cornell Companies, Inc. (“Cornell”), a leading provider of corrections and treatment services to government agencies, until its sale to Geo Group.  In addition, Mr. Hyman’s depth of experience serving as a director of two public companies as well as his diverse business leadership roles with large, global private companies will allow him to bring an “operator’s perspective” to the Board.  FrontFour also believes his extensive experience in Europe and executive positions with global management responsibilities will allow him to assist the Board with the challenges facing the Company’s international business.

à
Stephen E. Loukas – Mr. Loukas has significant financial and investment experience and currently serves as a Partner and Portfolio Manager of FrontFour Capital Group LLC, the investment manager to FrontFour.  Mr. Loukas previously served in senior management positions at Credit Suisse Securities, Pirate Capital, LLC, an event-driven hedge fund, and Scotia Capital, and as a director of Xinergy Corp., a thermal and metallurgical coal producer.  Mr. Loukas has extensive broad-based knowledge of the special chemical industry due to overseeing FrontFour’s extensive positions within the industry.  Additionally, Mr. Loukas was intimately involved in the firm’s investments in Ferro and Zoltek, which yielded significant value creation for shareholders.

à
William E. Redmond, Jr. – Mr. Redmond has significant executive and related industry experience, having served as an executive officer and/or director of eighteen (18) different public and private companies since 1996.   Most recently, Mr. Redmond was the Chief Executive Officer and a director of General Chemical Corporation (“GCC”), a manufacturer of performance chemicals, until it was sold in January 2014 at a price which delivered a 3.5x return on invested capital to the take-private shareholders.  He previously served in the same capacity at GCC’s publicly-traded predecessor, GenTek Inc.  Mr. Redmond created over $800 million of realized equity value while CEO of GCC/GenTek.  Mr. Redmond has also served on the board of directors of Visteon Corporation, a leading global automotive supplier, GT Technologies, Inc., a provider of precision valve actuation components to Tier One automotive and heavy duty engine manufacturers in the Americas and Europe, Amports, Inc., a privately-held North American automobile processer, Rotech Healthcare Inc., a provider of home medical equipment and services, Eddie Bauer Holdings, Inc., Arch Wireless Inc. and USA Mobility, Inc.

In contrast, we question the independence of the current Board given their average tenure of 13 years and whether the interests of management and the Board are properly aligned with shareholders given their lack of significant stock ownership and compensation practices.  Based on our review of the Company’s public filings, we believe management and members of the Board directly own, in the aggregate, approximately 2.0% of the outstanding stock of the Company, with the Board directly owning just 0.25% of Sensient’s outstanding common stock (excluding the ownership of former CEO and current Chairman of the Board, Kenneth Manning).  Perhaps more troubling is the fact that, over the past 10 years, former CEO and current Chairman of the Board, Kenneth Manning, and current CFO, Richard Hobbs, have exercised and/or sold stock and options close to $70 million.

As we approach the Annual Meeting, we ask each of you to review the qualifications and records of the two respective slates and determine for yourself who you believe is most qualified to represent your interests on the Board of Sensient.  Our incentives are directly aligned with yours – should our nominees be elected they will work tirelessly for the best interest of all Sensient shareholders.

We look forward to communicating with you further over the coming weeks and sharing our detailed plans to maximize value for all shareholders of Sensient.

Sincerely,

/s/ Stephen E. Loukas

Stephen E. Loukas

CERTAIN INFORMATION CONCERNING PARTICIPANTS

FrontFour Capital Group LLC (“FrontFour Capital”), together with the other Participants (as defined below), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GREEN proxy card to be used to solicit votes for the election of director nominees at the 2014 annual meeting of shareholders of Sensient Technologies Corporation, a Wisconsin corporation (the “Company”).

FRONTFOUR CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are FrontFour Capital, FrontFour Master Fund, Ltd. (“FrontFour Master”), Event Driven Portfolio, a series of Underlying Funds Trust (the “Event Driven Portfolio”), FrontFour Capital Corp., FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), Stephen E. Loukas, David A. Lorber, Zachary George, James R. Henderson, James E. Hyman and William E. Redmond (collectively, the “Participants”).

As of the date hereof, the Participants may be deemed to collectively beneficially own an aggregate of 762,935 shares of Common Stock of the Company, consisting of 457,930 shares beneficially owned directly by FrontFour Master, including 37,200 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, 162,610 shares beneficially owned directly by the Event Driven Portfolio, including 2,200 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, 64,815 shares beneficially owned directly by the Canadian Fund, including 5,500 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, and 77,580 shares beneficially owned directly by accounts managed by FrontFour Capital, including 7,100 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com